Exhibit 1.1

October 28, 2013

CONFIDENTIAL

MELA SCIENCES, INC.

50 South Buckhout St.

Irvington, New York 10533

Attention: Robert Coradini

Re:	Proposed Equity Offering

Dear Mr. Coradini:

This letter (the “Agreement”) will confirm the basis upon which MELA Sciences, Inc. (“Client”) has engaged Craig-Hallum Capital Group LLC (together with its affiliates, control persons, officers, directors, employees and agents, “C-H”), to act as Client’s exclusive placement agent or underwriter as provided herein in connection with the proposed (i) placement, on a best efforts basis, of one or more classes or series of securities of Client (the “Securities”) and/or (ii) underwritten offering of Securities. The Securities may take the form of equity securities, including common or preferred stock, securities convertible into common or preferred stock (including convertible preferred stock and convertible debt), or any other derivative or similar securities the value of which is derived, in whole or in part, from the value of the underlying equity security. The transaction shall be referred to as the “Offering”.

The sale of Securities in the Offering shall be made by Client pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (“SEC”). Client and C-H shall enter into a separate placement agency agreement or underwriting agreement for the Offering in a form customary for offerings of this type and otherwise mutually satisfactory to C-H and Client. The placement agency agreement or underwriting agreement shall include customary terms and conditions, including without limitation, representations and warranties, the delivery of legal opinions and accountants’ comfort letters and customary indemnification provisions.

1.	SERVICES TO BE RENDERED. In performing its roles, C-H may, where applicable:

(a)	familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of Client;

(b)	assist Client in the development of a prospectus or prospectus supplement, term sheet or other documentation;

(c)	review with Client a list of potential investors; and

(d)	solicit offers from potential investors, collaborate with Client in the development and proposal of terms of any offers, and participate in, and assist Client with, negotiations in connection with the consummation of the Offering.

2.	C-H ROLE. C-H will act as the Client’s exclusive placement agent or underwriter as provided herein in connection with the proposed (i) placement, on a best efforts basis, of one or more classes or series of securities of Client or (ii) underwritten offering of Securities.

If the Offering is a placement, it is understood that C-H’s involvement in the Offering is strictly on a best efforts basis and that the consummation of the Offering will be subject to, among other things, market conditions.

If the Offering is an underwritten offering of Securities, C-H may act as a firm commitment or best efforts underwriter in the Offering, however, involvement in the Offering is at C-H’s sole discretion and the consummation of the C-H will be subject to, among other things, market conditions and negotiation of a mutually acceptable underwriting agreement.

3.	FEES. For a placement, Client shall pay C-H a closing fee equal to 6.0% of the Gross Proceeds (as hereinafter defined) upon and subject to the closing of the Offering with such cash amounts payable by wire transfer of immediately available funds. For purposes hereof, the term “Gross Proceeds” shall mean the aggregate proceeds received by Client from any investor or investors at the closing (or closings if there shall be more than one) of the Offering.

For an underwritten component, Client shall pay C-H an underwriting discount equal to 6.0% of the Price to Public upon and subject to the closing of the Offering. Such underwriting discount shall be payable from the price paid to Client by C-H for the Securities. For purposes hereof, the term “Price to Public” shall mean the price at which the Securities will be sold to the investors by C-H as reflected in the final prospectus or final prospectus supplement for the Offering.

4.	EXPENSES. In addition to any fees that may be payable to C-H hereunder and regardless of whether any Offering is proposed or consummated, Client hereby agrees, from time to time upon C-H’s request, to promptly reimburse C-H for (a) all reasonable out-of-pocket accountable fees and disbursements of counsel retained by C-H with Client’s consent, (b) all of C-H’s reasonable out-of-pocket accountable travel and related expenses arising out of C-H’s engagement hereunder, and (c) any other reasonable out-of-pocket accountable expenses incurred by C-H in connection with the performance of its services hereunder. Such total reimbursable expenses shall not exceed $75,000.

5.	CONFIDENTIALITY. Client acknowledges that this Agreement and all opinions and advice (whether written or oral) given by C-H to Client in connection with C-H’s engagement are intended solely for the benefit and use of Client. Client further acknowledges that neither the terms of this Agreement nor any of C-H’s opinions or financial advice will be disclosed to any third party (other than Client’s officers, directors, employees and advisors), without the prior written consent of C-H, except as required by law. C-H agrees that any non-public information relating to Client or any potential investor received by C-H from or at the direction of Client will be used by C-H solely for the purpose of performing its roles contemplated hereunder and that C-H will maintain the confidentiality thereof. Notwithstanding the foregoing, C-H may disclose confidential information hereunder (i) to such of its employees and advisors as C-H determines have a need to know and who are bound to hold such information confidential, and (ii) to the extent necessary to comply with any order or other action of a court or administrative agency of competent jurisdiction.

6.	DUE DILIGENCE. It is understood that C-H’s role in the Offering will be subject to the satisfactory completion of investigation and inquiry into the affairs of Client as C-H deems appropriate and necessary under the circumstances (“Due Diligence”) and the approval of C-H’s internal committee. C-H shall have the right, in its sole discretion, to terminate its involvement in the Offering if the outcome of the Due Diligence is not to its satisfaction or if approval of its internal committee is not obtained (“Early Termination”).

7.

EXCLUSIVITY. During the term of this Agreement Client will not, and will not permit its representatives, to: (i) contact or solicit institutions, corporations or other entities as potential purchasers of the Securities; or (ii) pursue any other placement or offering of the Securities or financing transaction that would be in lieu of the contemplated Offering. Furthermore, Client agrees that during the term of this Agreement, all inquiries, whether direct or indirect, from prospective investors will be referred to C-H and will be deemed to have been contacted by C-H in connection with the Offering. Client may reject any potential investor if, in its discretion, Client believes that the inclusion of such investor as a purchaser of the Securities would be incompatible with the best interests of Client. Client shall not be obligated to sell the Securities or to accept any offer thereof, and the terms of such Securities and the final decision to issue the same shall be subject to the sole discretionary approval of Client.

8.	TERM AND TERMINATION OF ENGAGEMENT. The term of this Agreement shall extend from the date hereof until the close of business on November 15, 2013 or earlier termination under this Section 8. C-H’s engagement hereunder shall terminate prior to expiration upon the earlier to occur of: (i) Early Termination; and (ii) the closing of the Offering . This Agreement may be extended beyond the initial term if both Client and C-H agree to such extension in writing. In the event this Agreement expires or is terminated prior to the closing of the Offering, the rights and obligations of the parties shall cease except as set forth in Section 5, the following paragraph of Section 8 below and Section 9.

Notwithstanding anything to the contrary herein, in the event this Agreement expires or is terminated or Client terminates its engagement of C-H prior to the closing of the Offering, Client will reimburse C-H only for C-H’s reasonable out-of-pocket accountable expenses actually incurred by C-H as provided in Section 4 hereof. The provisions of this Section 8 and of Sections 4, 5, 9, 10, 11, 12, 13 and 16 hereof shall survive such termination.

9.	INDEMNIFICATION; CONTRIBUTION. In consideration of and as a condition precedent to C-H undertaking the engagement contemplated by this letter, Client agrees to the indemnification provisions and other matters set forth in Annex I, which is incorporated by reference into this Agreement

10.	ANNOUNCEMENT OF OFFERING. Client and C-H acknowledge and agree that C-H and its counsel may, subsequent to the closing of an Offering, make public its involvement with Client and utilize without charge Client’s trademarks and logos in publications, press releases and marketing materials relating to publicizing their involvement. C-H’s counsel is a third-party beneficiary of this Section 10.

11.	GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of law provisions thereof. This agreement contains a predispute arbitration clause. By signing an arbitration agreement the parties agree as follows:

1.	All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

2.	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

3.	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

4.	The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

5.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

6.	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

7.	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

Any dispute or controversy arising out of this agreement or regarding the interpretation, application, or breach of this Agreement shall be determined by arbitration conducted in accordance with the rules of the Financial Industry Regulatory Authority as then in effect. Any arbitration award shall be final and binding upon Clients and C-H, and judgment on the award may be entered in any court having jurisdiction. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein. Each party will bear its own costs and attorneys’ fees, and will share equally in the fees and expenses of the arbitrator and the arbitration. The proceedings will be conducted in English. Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief, at any time, in an appropriate court of law or equity to enforce its rights hereunder.

12.	RELIANCE ON OTHERS. Client confirms that it will rely on its own counsel and accountants for legal and accounting advice.

13.	ATTORNEYS FEES. In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the engagement contemplated under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding.

14.	NO PARTNERSHIP. Client is a sophisticated business enterprise that has retained C-H for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

15.	RESEARCH MATTERS. By entering into this Agreement or serving as an underwriter in the Offering, C-H does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of Client and Client hereby acknowledges and agrees that C-H’s selection as an underwriter for the Offering was in no way conditioned, explicitly or implicitly, on C-H providing favorable or any research coverage of Client. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that C-H has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to Client or inducement for the receipt of business or compensation.

16.	MISCELLANEOUS. Nothing in this Agreement is intended to obligate or commit C-H to provide any services other than as set forth above. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party. Client and C-H represent and warrant that each has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement and that the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

[The Next Page Is the Signature Page.]

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,

CRAIG-HALLUM CAPITAL GROUP LLC

By:	/s/ Rick Hartfiel
Rick Hartfiel
Director of Investment Banking

Address:	222 South Ninth Street, Suite 350
Minneapolis, Minnesota 55402

(this agreement contains a predispute arbitration clause on pages 3 and 4)

Accepted and agreed to as of the date first written above:

MELA SCIENCES, INC.

By:	/s/ Robert Coradini
Robert Coradini
Interim Chief Executive Officer

ANNEX I

In the event that Craig-Hallum Capital Group LLC or any of its affiliates (collectively, “C-H”), the respective, directors, officers, agents or employees of C-H, or any other person controlling C-H (collectively, together with C-H, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Client, in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Annex I is attached (the “engagement”), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials prepared or provided by Client, including but not limited to any registration statement, prospectus and any prospectus supplement used to offer securities of Client in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Client will reimburse such Indemnified Person for its reasonable legal and other expenses (including without limitation the reasonable costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of C-H or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of C-H or any other Indemnified Person, then C-H will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of C-H or any other Indemnified Person which is the subject of such determination. Client will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of C-H or any other Indemnified Person.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of C-H as described above), Client and C-H shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Client, on the one hand, and by C-H and/or any other Indemnified Person, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Client on the one hand and of C-H and/or any other Indemnified Person on the other hand; provided, however, that in no event shall the amounts to be contributed by C-H exceed the fees actually received by C-H in the engagement. Relative benefits to Client, on the one hand, and C-H and/or any other Indemnified Person, on the other hand, shall be deemed to be in the same proportion as (i) the total value actually paid or received by Client or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by C-H in the engagement.

Client also agrees that neither C-H nor any other Indemnified Person shall have any liability to Client or any person asserting claims on behalf or in right of Client in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by Client are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of C-H or any other Indemnified Person in performing the services that are the subject of the engagement.

Client’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

The provisions of this Annex I shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.